UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): November 9, 2010
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-33009	56-2248952
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 708-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory                  Arrangements of Certain Officers
     On November 9, 2010, MedCath Corporation announced the departure of Mr. David Bussone as Executive Vice President and President, Operations Division, effective December 10, 2010. On November 11, 2010, the Company entered into a Release and Separation Agreement with Mr. Bussone. Pursuant to the Release and Separation Agreement, Mr. Bussone will receive a cash severance benefit of $1,062,500. The severance benefit will be paid in two installments. The first installment of $637,500 will be paid on December 17, 2010. A second installment of $425,000 will be paid on May 20, 2011. In addition, on December 10, 2010, Mr. Bussone will become fully vested in 51,327 shares of restricted stock previously granted to him and he will be eligible to continue participating in the Company’s group medical plan for a period of two years (subject to earlier termination if he obtains replacement coverage from a successor employer) at the same cost paid by active employees for such coverage. In consideration of the severance benefits provided by the Company under the Release and Separation Agreement, Mr. Bussone has provided the Company a general release of all claims he may have against the Company.
     The foregoing description of the Release and Separation Agreement is qualified in its entirety by reference to the Release and Separation Agreement attached as Exhibit 10.1.
     Mr. Bussone’s departure was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.
Item 9.01. Financial Statements and Exhibits

Exhibit 10.1	Release and Separation Agreement dated as of November 11, 2010 by and between David Bussone and MedCath Corporation
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION

Date: November 15, 2010	By:	/s/ James A. Parker James A. Parker Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 10.1	Release and Separation Agreement dated as of November 11, 2010 by and between David Bussone and MedCath Corporation